PECHINEY TO ACQUIRE CENTURY'S FABRICATED ALUMINUM BUSINESSES

     PARIS/MONTEREY, Calif.--(BUSINESS WIRE)--July 26, 1999--Pechiney (NYSE:PY), Century Aluminum (NASDAQ:CENX) and Century Aluminum of West Virginia, Inc.
(CAWV), a wholly owned subsidiary of Century, have signed a definitive agreement for Pechiney to acquire Century's two fabricated aluminum businesses for US$248 million.

The businesses, with revenues of US$562 million in 1998, consist of:

          -The Rolled Products unit of CAWV at Ravenswood, West Virginia that has capacity to produce up to 600 million pounds (270,000 metric tons) of rolled aluminum products a year on some of the largest rolling equipment in the aluminum industry. The Ravenswood facility is a leading North American supplier of premium sheet and plate products for the aerospace and transportation markets. It is also a major North American producer of brazing sheet used to manufacture radiators for passenger cars and trucks;

          -Century Aluminum's Cast Plate unit at Vernon, California that has capacity to produce 15 million pounds (7,000 metric tons) a year of cast aluminum plate in the broadest range of sizes in the world, and is the world's second largest manufacturer of these products. Cast plate is used principally in the machinery and equipment markets;

     The smelting operation of CAWV at Ravenswood is not included in the transaction. However, the two companies have entered into a long-term metal supply agreement.

     Announcing the transaction, Pechiney Chairman and Chief Executive Officer Jean-Pierre Rodier said, "This acquisition highlights Pechiney's strategy to develop strong positions as a global supplier of high value-added products and provides us with new confidence in our ability to further enhance shareholder value."

     "It substantially increases our industrial base - Issoire and Neuf-Brisach plants, in France - broadens our line of key products and allows Pechiney to benefit from a balanced industrial position in two major geographic markets, Europe and North America. We are very pleased to see the progress already achieved at the plant and we will plan additional investments to accelerate the modernization of the Ravenswood rolling operations," Mr. Rodier added.

     Century Chairman and Chief Executive Officer Craig A. Davis said: "Since 1996, Century has redirected the product and marketing strategy at Ravenswood and made significant investments in the rolling operations to capitalize on the large-scale and unique equipment capabilities. Ravenswood has become a strong competitor in the growing and technically demanding aerospace and transportation markets. Yet, to further improve competitiveness, the rolling operations will require additional investment and the support of broad technological and R&D capabilities. These requirements are best suited to a larger, broader based company, such as Pechiney."

     "We believe the best way for Century to enhance shareholder value is to conclude this transaction and immediately begin strengthening the company's primary aluminum position through new investments."

     Completion of the transaction is subject to all usual governmental and regulatory clearances, and other customary closing conditions.

     Pechiney's core businesses are the production of aluminum, aluminum fabricated products and packaging materials. Pechiney is the world's fourth largest producer of primary aluminum and the second largest producer of technical flat products for the aerospace and transportation industries. Pechiney is the world leader in smelting technology. It is also a major manufacturer of flexible and rigid plastic packaging for the food, personal care and beauty markets. Pechiney reported sales of 9.8 billion euros (US$10.9 billion) in 1998. Pechiney shares are traded on the Paris Stock Exchange; its American Depositary Receipts are traded on the New York Stock Exchange under the symbol PY.

     Following the sale of the Ravenswood and Vernon fabricated aluminum businesses, Century's operations will consist of the 168,000-metric-ton-per year
(mtpy) Ravenswood reduction plant, and a 26.7% interest in the 210,000-mtpy reduction plant at Mount Holly, SC. Century is headquartered in Monterey, CA.


--------------------------------------------------------------------------------
PECHINEY                                     CENTURY
--------------------------------------------------------------------------------
7, place du Chancelier Adenauer              2511 Garden Road
75218 Paris Cedex 16                         Suite 200 Building A
                                             Monterey, CA 93940
Contact :
Francois-Jose Bordonado                      Contact:
Tel. 33-1 56 28 25 07                        A.T. Posti
Catherine Paupelin                           Tel. 831/642-9364
Tel. 33-1 56 28 25 08                        Fax 831-642-9328
Fax 33-1 56 28 33 38                         e-mail: posti@centuryaluminum.com
e-mail: investor-relations@pechiney.com
Internet: http://www.pechiney.com